As filed with the Securities and Exchange Commission on December 2, 2005

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

(Exact name of registrant as specified in its charter)

England and Wales	N/A
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification Number)

Milstein Building, Granta Park

Cambridge, CB1 6GH, United Kingdom

(Address of principal executive offices)

The Cambridge Antibody Technology Group plc Company Share Option Plan

The Cambridge Antibody Technology Group plc Executive Incentive Plan

(Full title of the Plans)

John C. Aston

Chief Financial Officer

Milstein Building, Granta Park

Cambridge, CB1 6GH, United Kingdom

011-44-1223-471-471

(Name, address and telephone number of agent for service)

Copy to:

Kristian E. Wiggert, Esq.

Morrison & Foerster MNP

7th Floor, CityPoint, One Ropemaker Street

London, EC2Y 9AW, United Kingdom

011-44-207-920-4000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)		Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Ordinary Shares, nominal value 10 pence each	75,000 shares	(2)	$11.50	$ 862,500	$ 92.29
Ordinary Shares, nominal value 10 pence each	250,000 shares	(3)	$11.50	$2,875,000	$307.63

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)	This total represents the amount of shares to be registered for issuance pursuant to the Registrant’s Company Share Option Plan.

(3)	This total represents the amount of shares to be registered for issuance pursuant to the Registrant’s Executive Incentive Plan.

(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high (£6.75) and low (£6.65) sale prices reported on the London Stock Exchange on November 25, 2005. The U.S. dollar amount was calculated using the exchange rate for pounds (£1 = $1.7155) as reported by the Federal Reserve Bank of New York on November 25, 2005.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 20-F for the financial year ended September 30, 2004 filed on December 16, 2004, as amended on Form 20-F/A filed on September 19, 2005, which includes audited financial statements for such financial year.

b. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the financial year covered by the audited financial statements described in (a) above.

c. The description of the Registrant’s Ordinary Shares, nominal value 10 pence per share, contained in the Registration Statement on Form 20-F, as amended, dated June 5, 2001, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 156 of the Registrant’s New Articles of Association provides:

“156. Officer’s indemnity

“156.1 Subject to the Statutes, the Company may indemnify any Director or other officer against any liability. Subject to those provisions, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company and the Auditors shall be indemnified out of the assets of the Company against any liability incurred by him as a Director, other officer of the Company or as Auditor in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted or in connection with any application under the Statutes in which relief is granted to him by the court.

“156.2 Subject to the Statutes, the Board may purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a Director or other officer or employee of the Company or of any other company which is a subsidiary or subsidiary undertaking of the Company or in which the Company has an interest whether direct or indirect or who is or was at any time a trustee of any pension fund or employee benefits trust in which any employee of the Company or of any such other company or subsidiary undertaking is or has been interested indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a Director, officer, employee or trustee.”

Pursuant to the provisions of Section 310(3) of the Companies Act 1985 (as amended by the Companies Act 1989) the Company may purchase and maintain insurance to indemnify any director, officer, manager or auditor of the Company. Section 310 of the Companies Act 1985 (as amended by Section 137 of the Companies Act 1989) provides as follows:

“310. Provisions protecting auditors from liability

(1) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any …. person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2) Except as provided by the following subsection, any such provision is void.

(3) This section does not prevent a company –

(a) from purchasing and maintaining for any such …. auditor insurance against any such liability, or

(b) from indemnifying any such …. auditor against any liability incurred by him –

(i) in defending any proceedings (whether civil or criminal) in which judgment is given in his favour or he is acquitted, or

(ii) in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 727 of the Companies Act 1985 provides as follows:

“727 Power of court to grant relief in certain cases

(1) If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability in such terms as it thinks fit.

(2) If any such officer or person as above- mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Memorandum of Association of Cambridge Antibody Technology Group plc[1]

4.2	New Articles of Association of Cambridge Antibody Technology Group plc[2]

5.1	Opinion of Morrison & Foerster MNP

23.1	Consent of Morrison & Foerster MNP (contained in Exhibit 5.1)

23.2	Consent of Deloitte and Touche LLP

24.1	Power of Attorney (see Signature Page)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect

1 Filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F/A for the financial year ended September 30, 2002 on October 14, 2003 and incorporated herein by reference.

2 Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the financial year ended September 30, 2003 on December 4, 2003 and incorporated herein by reference.

to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Cambridge Antibody Technology Group plc, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, England, on December 1, 2005.

CAMBRIDGE ANTIBODY TECHNOLOGY GROUP PLC

By:	/s/ John C. Aston
John C. Aston Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter A. Chambré and John C. Aston, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter Chambré Peter Chambré	Chief Executive Officer and Director	December 1, 2005

/s/ John C. Aston John C. Aston	Chief Financial Officer and Director	December 1, 2005

/s/ Paul A. Nicholson Paul A. Nicholson	Non-Executive Chairman	December 1, 2005

Signature	Title	Date

/s/ Diane Mellett Diane Mellett	Director and General Counsel	December 1, 2005

/s/ Uwe Bicker Professor Uwe Bicker	Non-Executive Director	December 1, 2005

/s/ Aaron Klug Professor Sir Aaron Klug	Non-Executive Director	December 1, 2005

/s/ C. Marshall Professor Christopher Marshall	Non-Executive Director	December 1, 2005

/s/ Peter Ringrose Peter Ringrose	Non-Executive Director	December 1, 2005

/s/ Åke Stavling Åke Stavling	Non-Executive Director	December 1, 2005

/s/ John Stocker John Stocker	Non-Executive Director	December 1, 2005

/s/ John Brown John Brown	Non-Executive Director	December 1, 2005

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Memorandum of Association of Cambridge Antibody Technology Group plc[1]

4.2	New Articles of Association of Cambridge Antibody Technology Group plc[2]

5.1	Opinion of Morrison & Foerster MNP

23.1	Consent of Morrison & Foerster MNP (contained in Exhibit 5.1)

23.2	Consent of Deloitte and Touche LLP

24.1	Power of Attorney (see Signature Page)

1 Filed as Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F/A for the financial year ended September 30, 2002 on October 14, 2003 and incorporated herein by reference.

2 Filed as Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F for the financial year ended September 30, 2003 on December 4, 2003 and incorporated herein by reference.